                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                QUICKTURN DESIGN SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 MENTOR GRAPHICS CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
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     (4) Date Filed:
         -----------------------------------------------------------------------

                                JAMES MACK FOLSOM

                                CURRICULUM VITAE

POSITION:         Economic Consultant
                  Mack Folsom, Inc.

ADDRESS:          Home:  2664 North Marcey Road
                  Arlington, Virginia  22207

                  Telephone:       540-527-0102
                                   540-527-1699
                           Fax:    540-527-1006

                  Office:  Same

DATE & PLACE OF BIRTH:     May 16, 1932
                           Barney, Georgia

EDUCATION:

Institution Attended                          Dates             Degree
Georgia Southwestern College                  1949-51
University of Georgia                         1951-53           BBA (marketing)
Vanderbilt University                         1953-54
Vanderbilt University                         1556-59
(Completed all requirements for Ph.D. except thesis.)

Major Fields:  Industrial Organization and Agricultural Economics

HONORS, SCHOLARSHIPS, FELLOWSHIPS:

         Special Scholarship, Vanderbilt University
         Earhart Fellowship - 2 years
         Ford Foundation Dissertation Fellow
         Valedictorian, UGA, Class of 1953
         Phi Kappa Phi National Honorary
         Beta Gamma Sigma National Honorary
         Distinguished Service Award, Federal Trade Commission

                             Exhibit 1, Page 1 of 4

PROFESSIONAL EXPERIENCE:

         Research Assistant - Displaced Persons' Adjustment to U.S. Economy, Gregor Sebba, UGA.

         Instructor, Industrial Organization and Statistics, Vanderbilt, Summer 1959.

         Instructor and Assistant Professor, Duke University, 1959-1964. (Courses Taught: Principles of Economics, Marketing, Managerial Economics, and Industrial Organization)

         Economist, Division of Economic Evidence, Bureau of Economics, Federal Trade Commission, 1964-68.

         Assistant to the Director, Bureau of Economics, Federal Trade Commission, 1969.

         Chief, Division of Economic Evidence, Bureau of Economics, Federal Trade Commission, 1970-72.

         Assistant Director, Bureau of Economics, Federal Trade Commission, 1972-73.

         Acting Director, Bureau of Economics, Federal Trade Commission,
         1973-74.

         Deputy Director, Bureau of Economics, Federal Trade Commission, 1974-77 and 1978.

         Acting Director, Bureau of Economics, Federal Trade Commission,
         1977-78.

         Senior Vice President, Glassman-Oliver Economic Consultants, Inc., 1828 L Street, N.W., Suite 405, Washington, D.C. 20036, 1978-1997.

PUBLICATIONS:

         "Trends in Employment and Earned Income of Older Workers" with Juanita
         M. Kreps and C.E. Ferguson, Employment, Income, and Retirement Problems of the Aged, Duke University Press, 1963.

         The Use of Games of Chance in Food and Gasoline Retailing, FTC Economic Staff Report, 1968.

         The 1973 Line of Business Report, FTC Economic Staff Report, 1976, with F.M. Scherer, et al.

         Comment on State of Competition in Food, American Journal of Agricultural Economics, Vol. 61, No. 1, Feb. 1979, pp. 186-7.

                             Exhibit 1, Page 2 of 4

TESTIMONY IN SELECTED LEGAL PROCEEDINGS:

         Allied Custom Gypsum vs. United States Gypsum Company, U.S. District Court for the Western District of Oklahoma, Case No. CIV-91-1409L, Deposition (1992, 1993)

         Red Eagle Resources Corporation, Inc., and its Two Subsidiaries United Drilling Company and Cimmaron Operating Company, Suits Drilling Company, and B.A. Newman Well Servicing Co., Inc., on Behalf of Themselves And All Others Similarly Situated, v. Baker Hughes Incorporated; Hughes Tool Company; Reed Tool Company, A/K/A Baker RTC, Inc.; Camco International Inc.; Smith International, Inc.; and Dresser Industries, Inc., U.S. District Court, Southern District of Texas, Houston Division, Civil Action No. H-91-627, Deposition (1993)

         El Cajon Cinema, Inc., A California Corporation v. American Multi-Cinema Inc., et al., U.S. District Court, Southern District of California, Case No. 900710 IEG, Deposition. (1993)

         J. Webb Shelley, d/b/a Shelley's Inc. v. Kraft General Foods, Inc., a Delaware Corporation, and National Dairy Products Corporation, a Delaware Corporation, U.S. District Court for the Western District of North Carolina, Civil Action No. C-C-91-427-MU, Affidavit. (1993)

         Cleo Stinnett, et al., Plaintiffs, vs. BellSouth Telecommunications, Inc. D/B/A South Central Bell Telephone Company, Defendant, U.S. District Court, Eastern District of Tennessee, Docket No. CIV-2-92-207.
         (1994)

         Irfan Khalid Ali v. His Highness Prince Khalid Bin Fahd Al-Faisal Bin Abdul-Rahman Al-Sa'ud, et al., C.A. No. 94-41-A, United States District Court, Eastern District of Virginia, Alexandria Division, Deposition.
         (1994)

         Broadmoor Theatre v. Ralph Slaughter, et al., B.T. A. No. 4137, Board of Tax Appeals, State of Louisiana, Deposition. (1994)

         The Bon Ton Inc., v. The May Department Stores Co., et al., (94-CV-6454L) and State of New York By G. Oliver Koppell, Attorney General v. The May Department Stores Company, et al. (94-CV-6479L), United States District Court, Western District of New York, Testimony by Affidavit and at hearing. (1994)

         Cynmarlyn, Inc. v. Hardee's Food System's, Inc., Case No. 94-00540-8C1, United States Bankruptcy Court, Middle District of Florida, Tampa Division, Testified by Affidavit. (1994)

         Sportmart, Inc., Plaintiff, v. No Fear, Inc., Defendant, Civil Action No. 94C-4890, United States District Court For the Northern District of Illinois, Eastern Division (1995), Deposition.

                             Exhibit 1, Page 3 of 4

         Omega Environmental, Inc. et al., Plaintiffs, v. Gilbarco, Inc., et al., Defendants, United States District Court, Western District of Washington at Seattle, No. C94-887Z (1995), Deposition and Trial. In
         Re: Brand Name Prescription Drugs Antitrust Litigation, United States District Court for the Northern District of Illinois Eastern Division, Case No. 94 C 897, MDL 997, Deposition. (1996)

         Ameron v. Total Containment, Inc., et al., CV 94-7871 HLH and Environ Products, Inc. v. Total Containment, Inc., et al., CV 95-6464, United States District Court, Central District of California, Deposition and trial. (1996)

         In The Matter of Hardware Logic Emulation Systems and Components Thereof, Investigation No. 337-TA-383, United States International Trade Commission, Washington, D.C. (1996 and 1997)

         Mexinox, et al. v. Acerinox, et al. and Mexinonx et al. v. Thyssen, et al., Civ. No. 96-164-A, United States District Court, Eastern District of Virginia, Deposition. (1996)

         Pat's Auto Parts, Inc. v. DuPont, et al., CV-96-02976-RVM, United States District Court for the Southern District of the Southern Division-AL, Deposition. (1996)

         Testified in Cinamerica Theatres, et al. v. City of Boulder, Colorado, et al., City's Hearing on Standing. (1997)

         Dillard's Virginia v. Crown American Financing Partnership, et al., Civil Action No. 4:97cv96, United States District Court for the District of Virginia, Newport News Division, Deposition (1997).

         General Surgical Innovations, Inc. v. Origin Medsystems, Inc. & Origin
         v. GSI, United States District Court for the Northern District of California, Deposition (1998).

         Aptix Corporation v. Quickturn Design Systems, United States District Court for the North District of California, San Jose Division, Deposition (1998).

         Intermedics, vs. Cardiac Pacemakers Inc., United States District Court for the District of Minnesota, Fourth Division, Deposition (1998).

TESTIMONY AND SPEECHES:

         Testified before several congressional committees on diverse subjects - Sweepstake Promotions, Price Discrimination, Small Business Role in Economy, Food Retailing, Steel Imports and on FTC Budget.

         Speeches before lawyers (e.g., Practicing Law Institute and Ohio Bar Continuing Legal Education) and business groups.

                             Exhibit 1, Page 4 of 4

                        [Letterhead of Latham & Watkins]







                                 August 7, 1998




Via Fax and Federal Express

Lawrence R. LaPorte, Esq.
Lyon & Lyon
633 W. Fifth Street, Suite 4700
Los Angeles, CA  90071-2066

         Re:      Mentor & Meta v. Quickturn:  Updating Damages Discovery

Dear Larry:

                  I enclose documents on all five of the issues on which you asked for more information:

                  1.  U.S. sales of emulation systems made by Mentor/Meta.

                  2. U.S. customers to whom Mentor/Meta demonstrated, benchmarked, or price quoted on a SimExpress, in the U.S.

                  3. Documents showing Mentor's U.S. inventory of emulations systems and replacement parts from January 1996 to the present.

                  4. Documents reflecting or relating to price quotes, benchmarks, or demos to U.S. customers.

                  5. Correspondence to/from U.S. Customs relating to emulation systems or replacement parts to emulation systems.

                  Let me briefly run through the documents so it'll be easier for you to review them.

                             Exhibit 2, Page 1 of 3

LATHAM & WATKINS
   August 7, 1998
   Page 2

                  MGDC0023001 through MGDC002389 are documents prepared by Mentor personnel from a database in Wilsonville, and should reflect every formal price quote and sales order on the SimExpress in the United States. I say "should" with some emphasis. MGDC002390, for example, reflects an instance where the sales person created a quotation on his personal computer instead of using the centralized database. The only way to find that information is to contact every sales person at Mentor who was involved in selling the SimExpress. Towards that end, I have spoken to sales people, account managers, regional managers, and applications engineers across the country to determine the customer sites at which SimExpress was demonstrated, benchmarked, or price quoted. Other than the sites listed in MGDC002300 through MGDC002389, such activity took place at the following sites: Cabletron (NH); Kodak (Rochester, MA); Nat'l Security Agency
(MD); Cisco Systems (Raleigh & Santa Clara); Honeywell (FL); LexMark (FL); Motorola (Phoenix, AZ); Brooktree (Austin, TX); TI Semiconductor (Dallas, TX); Cyrix (Dallas, TX); Fujitsu (Dallas, TX), Alcatel Network Systems (Dallas, TX); Chip & Technology (Santa Clara); LSI Logic (Milpitas); and Transmeta (Santa Clara). To my knowledge, after dozens of hours of tracking this information down, that list is complete. However, given the turnover in the sales force, etc., it is possible a few companies may not have turned up in my search. If you believe that to be the case, please feel free to ask me to follow up on any specific companies. Also, don't hesitate to ask for clarification on how to interpret these documents, or what exact activity took place at any customer site.

                  Returning to the documents themselves, MGDC002300 is a chart of quote numbers and corresponding sales orders (where a quote did result in a sales order) from the introduction of the SimExpress to about April 1997, when Mentor switched over to a new database. MGDC002301-12 is a list of the parts numbers we searched under, which should be all of the Meta software and hardware parts. MGDC002313-54 are price quotes issued from introduction of the SimExpress to about April 1997; MGDC002355-64 are corresponding sales orders.2 (Thus, MGDC002300 summarizes MGDC002313-64.) MGDC002365-90 are price quotes from April 1997 through the present; none of these were



-----------------------------

1 I began with Bates Number MGDC002300, leaving a gap from the last Bates number I am aware of (MGDC002257) out of caution. I labeled them all Attorneys Eyes Only out of convenience, as most are, but I am willing to discuss lowering the level of confidentiality on selected documents. Also, as the financier of the Radix sale is confidential, I have redacted identifying information from MGDC002315, -17, -19-21, -24-26, and -57 (relating to Radix quotes and sales orders).

2        The documents reflect the following sales within the United States:


                  Customer                           Sale Amount
                  ---------                          -----------
                  UB Networks                       $580,268.00
                  Radix                             $885,939.00
                  National Semiconductor            $590,952.72


         Mr. Folsom's initial expert report had also listed Bull HN and Motorola as lost sales. Bull HN is not listed here because the sale occurred outside the United States. (In any case, you already have the documents showing the sale price.) Motorola was not a sale but rather a lease; the documents reflecting the lease amount and the value of the machine that was leased are included in the materials you received (see Quotation nos. 63652 & 65075, and Sales Order 68909).


                             Exhibit 2, Page 2 of 3
converted into sales orders. Attached to this letter is a chart I prepared this morning summarizing MGDC002300 through MGDC002380.3

                  MGDC002390 is a quotation to VLSI Technologies.
MGDC002391-2491 are sales documents relating to UB Networks. MGDC002492-26 are sales documents relating to DEC. MGDC002527-2645 are sales documents relating to 3Com. MGDC002646-54 are sales documents relating to Cardiac Pacemakers. MGDC002655-64 are sales documents relating to Cyrix (Dallas). MGDC002665-79 are the documents I provided you last week relating to alleged lost sales. MGDC002680-85 are sales documents relating to Lucent.

                  MGDC002687-2779 are directed towards answering your questions about inventory. When combined with Gary Hnath's semi-annual declarations in the ITC, which you should have, these documents provide as clear a picture as is possible as to the state of Mentor's inventory at various points in time.

                  MGDC002780-2820 are the documents relating to customs you requested.

                  MGDC002821-2910 are sales documents relating to Ericsson, RTP.

                  Again, do not hesitate to call with questions.

                                               Very truly yours,

                                               /s/ Sanjay Bhandari
                                               -----------------------
                                                   Sanjay Bhandari
                                                   of LATHAM & WATKINS

cc:      Craig Allison, Esq.




-------------------------
3 As we discussed, I am not providing this as a formal discovery response, but merely to help you make sense of what you've received -- I felt the need to make it this morning, so I thought I'd spare you the effort. The chart lists every SimExpress price quote and sales order contained in Mentor's database. The "Sale?" column indicates whether a sales order issued on that quote, and if so, the sales order number. In all instances but one (quotation 62344 & sales order 69314), the quoted price was the sales order price.




                             Exhibit 2, Page 3 of 3

                                    EXHIBIT 3



            [UB Networks Purchase Order - Exhibit 3, Pages 1-3 of 3]

                           [Letterhead of Latham & Watkins]



                                  July 23, 1998



Lawrence R. LaPorte, Esq.
Lyon & Lyon
633 W. Fifth Street, Suite 4700
Los Angeles, CA  90071-2066

Dear Larry:

                  I enclose documents relating to the four of the five transactions claimed by Quickturn as diverted sales: Radix (with redactions of third-party financier's identity), National Semiconductor, Motorola, and UB Networks. As to Bull, see the Giordano and Guenthner depositions, the recent Guenthner declaration, and Giordano Dep. Exs. 6, 14. I have not Bates-numbered these documents yet; I will number and formally produce them as soon as I can gather all of the documents responsive to the topics we discussed in our July 14, 1998 conversation.

                  In the meantime, the attached documents should permit you to provide us a preliminary estimate of Quickturn's total damages. Please include in your discounting claims any customer sites / sales in which Mentor may have been the cause of price discounting. I will continue to gather documents and information on customer sites at which Mentor demo'd, benchmarked, or price quoted Meta's emulation system, and will hopefully provide that information shortly after receiving your estimate.

                                                 Very truly yours,

                                                 /s/Sanjay Bhandari
                                                    --------------------
                                                    Sanjay Bhandari
                                                    of LATHAM & WATKINS

cc:      Craig Allison, Esq.






                             Exhibit 4, Page 1 of 13

                                    EXHIBIT 4



                    [Purchase Order; Exhibit 4, Page 2 of 13]

  [Customer Quotation for National Semiconductor Corporation; Exhibit 4, Page 3
                                     of 13]

 [National Semiconductor Corporation Purchase Order; Exhibit 4, Pages 4-5 of 13]

       [Customer Quotation for Motorola Inc.; Exhibit 4, Pages 6-7 of 13]

           [Motorola Inc. Purchase Order; Exhibit 4, Pages 8-9 of 13]

        [Customer Quotation for Motorola Inc.; Exhibit 4, Page 10 of 13]

          [Motorola Inc. Purchase Order; Exhibit 4, Pages 11-12 of 13]

         [Customer Quotation for UB Networks; Exhibit 4, Page 13 of 13]

                         LUCENT TECHNOLOGIES LETTERHEAD


                                                             LUCENT TECHNOLOGIES
                                                           Bell Labs Innovations


GLOBAL WIRELESS PRODUCTS GROUP



Lucent Technologies
101 Crawfords Corner Road
Holmdel, NJ  07733

October 2, 1996

Bob Mareiniss
Mentor Graphics Corporation
15 Independence Boulevard
Warren, NJ 07059

Please use Lucent Purchase Order # xxx in reference to the MGC Corporate Agreement #1214 (Lucent # G17959D). Mentor Graphics SimExpress emulation product (Base systems without options A or B) referenced by Quotation # 60908 which totals $265,413.00 is requested to be shipped immediately to Lucent Technologies.

Tax status is non-taxable.

Shipping address:
330 South Randolphville Road
Piscataway, N.J. 08855
Attention:  John Kolchmeyer

Billing address:
P.O. Box 105466
Atlanta, GA 30348

Regards,


----------------------------
Sanjay Kasturia
Director
GWPG, Core Technology Group

                             Exhibit 5, Page 1 of 1

                           MENTOR GRAPHICS LETTERHEAD



October 10, 1996

Lucent Technologies, Inc.
Global Wireless Products Group
101 Crawfords Corner Road
Holmdel, New Jersey  07733

Attention:  Sanjay Kasturia
Director, GWPG Core Technology Group


Re:  SimExpress Product Delivery

Thank you for your commitment to purchase Mentor Graphics SimExpress emulation product (Mentor Graphics Customer Quotation No. 60908). This letter confirms that the shipment has been delivered per your request dated October 3, 1996.

At the time of your letter, the actual anticipated purchase order number had not been assigned; however, to expedite our project, the system was configured and shipped to Lucent. Please have a Lucent buyer assign the purchase order number, co-sign the original letter dated October 3, 1996 and return a copy to me by October 22, 1996.

We look forward to mutual project success in the first phases of SimExpress implementation and to Lucent's long-term satisfaction with Mentor Graphics emulation technology.

If you have any questions, please do not hesitate to call me.

Sincerely,

MENTOR GRAPHICS CORPORATION


/s/ Bob Mareiniss
Lucent Sr. Global Account Manager

cc:      Don Cantow, Mentor Graphics
         Suhas Pai, Lucent

                             Exhibit 6, Page 1 of 1

-------------------------------------------------------------------------------
Printed By:  Matthew Fisch         1/8/4  2:20 AM                      Page:  1
-------------------------------------------------------------------------------

From:  Steve Duffett (4/1/96)
To:  Matthew Fisch

                           Steve Duffett
                           NorthEast Sales

Q1 Forecasted Orders - not closed
Matt:  Below is the email I sent to Ken and Mike.  FYI.  Steve.

Ken/Mike: As you know the NorthEast missed our Q1 objective by $190K. The only Q1 deal that we forcasted and did not close was UB Networks for $710K. MA/Com has a Q1 swing order ($1.45M RF Partnership) that we will close in April.

What went wrong in the closing of this deal in Q1?

First off, this deal is still very much active and we expect to close this by April 12th. We are one signature away (Marius Able Sr. VP and GM of the UB Networks business unit of Tandem Computer). We just ran out of time to get this done in Q1 mainly because of the lawsuit Quickturn filed against MGC. Quickturn's lawyers sent letters to UB management informing them of the ITC suit that will block importation of Sim Express and the patent infringement suit they have brought against MGC. Also, Frank Caufield of Kleiner, Perkins, Caufield & Byers a member of Tandem and Quickturn's board of directors sent a letter on behalf of Quickturn to Roel Piper Pres. of Tandem questioning the UB division's plans to use Sim Express when Tandem is already successfully using six Quickturn systems. The net effect of these two tactics is the deal was slowed down by a few weeks, however UB is committed to move forward with Sim Express and MGC.

Matt Fisch and I were at UB until 6PM on Fri. March 29th trying to get Marius Able's approval and then have to PO issued. We never gave up trying to get this done in Q1. The legal T's and C's did not get completed between UB's Legal and MGC's Dean Freed until 4:30pm EST on Friday. UB is sold on Mentor Graphics and Sim Express. They have recently hired two people to work exclusively on the implementation of the SimExpress system. We have told Marius Able, Dan Schumacher, Dir. Eng Serv., Landis Rogers Dir. ATM Dev., and Jim Welch Dir. Ethernet Dev. that the resources we have allocated for the implementation of Sim Express and the development of the 10 Mbit/100Mbit Ethernet and ATM interface boards to enable them to plug their network traffic into Sim Express are at risk if we do not receive a PO by April 12th at the latest. They have been told that the PSD resources they need to be successful will be committed to other customer programs on April 12th. They know that they need to issue a PO ASAP.

We started the UB sales campaign in mid Feb. We have run a masterful sales campaign in light of the difficulties we have run into in getting UB to become MGC's first SimExpress customer in the United States. We have overcome the lawsuit, legal issues, and board member intervention, lack of PSD resources, lack of application interfaces, lack of marketing and sales collateral and

                             Exhibit 7, Page 1 of 2
lingering customer problems with our Verilog flow for the BSD Architect and Autologic II licenses we sold to UB in December 95. We have had to create our own solutions to resolve many of these issues. We took UB to Paris for a corporate visit to help overcome and address all of the outstanding questions and concerns Quickturn has raised.

The NorthEast needed the win at UB to happen in Q1. We need a local success under our belts to help us in Q2 HW Emulation sales campaigns at 3Com-Chipcom, Cabletron and Digital. Quickturn is going to fight us to the death on these three sales campaigns. Having a SimExpress reference and customer in the US is critical for us to be successful in 1995. We will close the UB business.

The NorthEast is working on a number of big Q2 deals that collectively are over $8M. We will be successful.

                             Exhibit 7, Page 2 of 2

                                    EXHIBIT 8



  [Target Account Selling Form, Initial Assessment for SimExpress and Services;
                             Exhibit 8, Page 1 of 1]







                             Exhibit 8, Page 1 of 1

                                    EXHIBIT 9



          [Spreadsheet titled "Build Configuration"; Exhibit 9, Page 1 of 1]









                             Exhibit 9, Page 1 of 1

-------------------------------------------------------------------------------
Printed By:  Matthew Fisch         1/8/4  2:20 AM                      Page:  2
-------------------------------------------------------------------------------


outstanding questions and concerns Quickturn has raised.

The NorthEast needed the win at UB to happen in Q1. We need a local success under our belts to help us in Q2 HW Emulation sales campaigns at 3Com-Chipcom, Cabletron and Digital. Quickturn is going to fight us to the death on these three sales campaigns. Having a SimExpress reference and customer in the US is critical for us to be successful in 1995. We will close the UB business.

The NorthEast is working on a number of big Q2 deals that collectively are over $8M. We will be successful.







                             Exhibit 10, Page 1 of 1

                                  As of 7/21/98


    Part                                             Qty         Qty         Standard          Damaged
   Number                 Description                good      damaged         Cost             Value         Total Value
-------------- ----------------------------------- --------- ------------ ---------------- ----------------- ---------------
    61336                 Mother board                1           0          $2,008.00        $1,004.00          $2,008.00
    61374                 Logic board                 5           2           2,467.00         1,233.50          14,802.00
    61375                  I/O board                  0           1           2,530.00         1,265.00           1,265.00
    61278             Service board Master            1           1           1,193.00           596.50           1,789.00
    61279             Service board Slave             1           1             322.00           161.00             483.00
    61277                  Sbus Board                 2           0             346.00           173.00             692.00
    61337            Transition - FAR board           0           1             181.00            90.50              90.50
    61338               Memory board 12M              1           0           6,013.00         3,006.50           6,013.00
    61339               Memory board 64M              1           0           4,040.00         2,020.00           4,040.00
    61341           Display multi-rack board          2           0             113.00            56.50             226.00
    61342             Safety Supply board             4           0             467.00           233.50           1,868.00
    61343            Display Power-on light           2           0             117.00            58.50             234.00
    61344                   Fan 12V                   2           0              46.00            24.00              96.00
    61346            Power Supply 5V 1000W            1           0           2,111.00         1,055.50           2,111.00
    61347            Service Connection-FAR           1           0             101.00            50.50             101.00
    61348            I/O brd Connection-FAR           1           0              88.00            44.00              88.00
    61350              POD Connection-FAR             1           0             215.00           107.50             215.00
    61300         Board Extractor Tool (pair)         1           0              55.00             0.00              55.00
    61340                 POD Assembly                0           1             424.00           212.00             212.00
-------------- ----------------------------------- --------- ------------ ---------------- ----------------- ---------------

                                                                                 Total Inventory Value =        $36,389.00


                             Exhibit 11, Page 1 of 1

                                     TABLE 1

                     SUMMARY OF QUICKTURN'S LOSSES CAUSED BY
                          MENTOR GRAPHICS' INFRINGEMENT


Sales - Lost Profits
-------------------------------------------
         Past Sales                                                             $3,468,000
         Maintenance, Past Sales                                                 1,032,400
         Future Sales                                                           20,965,000
         Maintenance, Future Sales                                               5,508,000
                                                                              ------------
                                                    TOTAL:                     $30,973,700
                                                                              ------------
                                                                              ------------



Price Erosion - Lost Profits
-------------------------------------------
         Past Price Erosion                                                    $19,298,400
         Future Price Erosion                                                   28,443,900
                                                                              ------------
                                                    TOTAL:                     $47,742,300
                                                                              ------------
                                                                              ------------

         TOTAL LOSSES:                                                         $78,716,000


                            Exhibit 12, Page 1 of 19

                                     TABLE 2

                  LOST PROFITS ON ACTUAL SALES AND MAINTENANCE



                                         Equipment Sales          Sales
                                         ---------------          -----
UB Network                                                                   REDACTED
Radix                                                                        REDACTED
National Semiconductor                                                       REDACTED
Motorola                                                                     REDACTED
Bull                                                                         REDACTED
                                                                          -----------
                                                                           $4,950,000
70% Margin
         Lost Profit                          $3,815,000                   $3,468,000



                                          Maintenance Sales        Sales
                                          ------------------       -----
UB Network                                                                   REDACTED
Radix                                                                        REDACTED
National Semiconductor                                                       REDACTED
Motorola                                                                     REDACTED
Bull                                                                         REDACTED
                                                                           ----------
                                                            TOTAL:         $1,474,900
                                                                           ----------
70% Margin                                                                 ----------
         Lost Profit                                                       $1,032,400


                            Exhibit 12, Page 2 of 19

                                     TABLE 3

                           RADIX -- MAINTENANCE SALES


                 Radix Q2 `96                  Equipment Sale:  $REDACTED
                 ------------                  ---------------------------
Maintenance Sales               Q3 `96                              $REDACTED
                                Q3 `97                              $REDACTED
                                Q3 `98                              $REDACTED
                                                                    ---------

                              Lost Maintenance:                     $REDACTED



                            Exhibit 12, Page 3 of 19

                                     TABLE 4

                   NATIONAL SEMICONDUCTOR -- MAINTENANCE SALES


               National Seminconductor                   Equipment Sale:  $REDACTED
               -----------------------                   ---------------------------
Maintenance Sales                       Q2 `97                                     REDACTED
                                        Q2 `98                                     REDACTED
                                        Q2 `99                                     REDACTED
                                                                                   --------

                                       Maintenance Sales Lost                     $REDACTED
                                            NPV of Sales Lost                     $REDACTED


                            Exhibit 12, Page 4 of 19

                                     TABLE 5

                         UB NETWORK -- MAINTENANCE SALES


                 UB Network                          Equipment Sale:  $REDACTED
                 ----------                          ---------------------------
Maintenance Sale               Q3 `96                                        REDACTED
                               Q3 `97                                        REDACTED
                               Q3 `98                                        REDACTED
                                                                            ---------
                                 Maintenance Sales Lost                     $REDACTED
                                      NPV of Sales Lost                     $REDACTED


                            Exhibit 12, Page 5 of 19

                                     TABLE 6

                            BULL -- MAINTENANCE SALES


                  Bull Maintenance                       Equipment Sale:  $REDACTED
                  -----------------                      ---------------------------
Maintenance Sale                 Q3 `95                                             REDACTED
                                 Q3 `96                                             REDACTED
                                 Q3 `97                                             REDACTED
                                                                                   ---------

                                        Maintenance Sales Lost                     $REDACTED
                                             NPV of Sales Lost                     $REDACTED


                            Exhibit 12, Page 6 of 19

                                     TABLE 7

                          MOTOROLA -- MAINTENANCE SALES


                                                     Equipment Sale: $REDACTED
                                                     --------------------------
Maintenance Sale               Q1 `97                                         REDACTED
                               Q1 `98                                         REDACTED
                               Q1 `99                                         REDACTED
                                                                             ---------

                                  Maintenance Sales Lost                     $REDACTED
                                       NPV of Sales Lost                     $REDACTED


                                     TABLE 8

                 QUICKTURN DESIGN SYSTEMS AVERAGE PRICE PER GATE


               Period                         Average Price
               ------                         -------------
          Q3 `94 - Q2 `95                     REDACTED(cent)
          Q3 `95 - Q2 `96                     REDACTED(cent)
          Q3 `96 - Q2 `97                     REDACTED(cent)
          Q3 `97 - Q2 `98                     REDACTED(cent)


                            Exhibit 12, Page 8 of 19

                                     TABLE 9

                      QUICKTURN'S LOSSES ON FUTURE SALES OF
                       EQUIPMENT AND MAINTENANCE CAUSED BY
                          MENTOR GRAPHICS INFRINGEMENT


                                                MPV Of Lost Profit On                  NPV Of Lost Profit on
                                                   Equipment Sales                       Maintenance Sales
                                                ----------------------                 ---------------------
UB Network                                            $REDACTED                              $REDACTED
Bull                                                  REDACTED                               REDACTED
Motorola                                              REDACTED                               REDACTED
National Semiconductor                                REDACTED                               REDACTED

                TOTAL                                $20,965,000                            $5,508,300






                            Exhibit 12, Page 9 of 19

                                    TABLE 10

         QUICKTURN'S LOST PROFIT ON FUTURE EQUIPMENT SALES TO UB NETWORK
                (TANDEM) CAUSED BY MENTOR GRAPHICS' INFRINGEMENT


                                                                                   Equipment Sales
                                                                                   ---------------
                  Q1 `97                                                               $REDACTED
                  Q1 `98                                                                REDACTED
                                                                                       $REDACTED
                  70% Margin
                                               Lost Profit                             $REDACTED




                            Exhibit 12, Page 10 of 19

                                    TABLE 11

             QUICKTURN'S LOST PROFIT ON FUTURE MAINTENANCE SALES TO
               UB NETWORKS CAUSED BY MENTOR GRAPHICS' INFRINGEMENT


                                                               NPV Maintenance Sales
                                                               ---------------------
                  Q2 `97                                              $REDACTED
                  Q2 `98                                               REDACTED
                  Q2 `99                                               REDACTED
                  Q2 `00                                               REDACTED
                                                                      ---------
                                                                      $REDACTED
                  20% Margin
                                  NPV of Lost Profit                  $REDACTED






                            Exhibit 12, Page 11 of 19

                                    TABLE 12

          QUICKTURN'S LOST PROFIT ON FUTURE EQUIPMENT SALES TO MOTOROLA
                     CAUSED BY MENTOR GRAPHICS' INFRINGEMENT


                                                                       Equipment Sales
                                                                       ---------------
                  Q2 `97                                                  $REDACTED
                  Q3 `97                                                   REDACTED
                  Q4 `97                                                   REDACTED
                  Q1 `98                                                   REDACTED
                  Q2 `98                                                   REDACTED
                  Q3 `98                                                   REDACTED
                                                                           --------
                                                                          $REDACTED
                  70% Margin
                                               Lost Profit                $REDACTED



                            Exhibit 12, Page 12 of 19

                                    TABLE 13

         QUICKTURN'S LOST PROFIT ON FUTURE MAINTENANCE SALES TO MOTOROLA
                     CAUSED BY MENTOR GRAPHICS' INFRINGEMENT


                                                                     NPV of Maintenance Sales
                                                                     ------------------------
                  Q3 `97                                                      $REDACTED
                  Q4 `97                                                       REDACTED
                  Q1 `98                                                       REDACTED
                  Q2 `98                                                       REDACTED
                  Q3 `98                                                       REDACTED
                  Q4 `98                                                       REDACTED
                  Q1 `99                                                       REDACTED
                  Q2 `99                                                       REDACTED
                  Q3 `99                                                       REDACTED
                  Q4 `99                                                       REDACTED
                  Q1 `00                                                       REDACTED
                  Q2 `00                                                       REDACTED
                  Q3 `00                                                       REDACTED
                  Q4 `00                                                       REDACTED
                                                                               --------
                                                                              $REDACTED
                  70% Margin
                                        NPV of Lost Profit                    $REDACTED



                            Exhibit 12, Page 13 of 19

                                    TABLE 14

          QUICKTURN'S LOST PROFIT ON FUTURE EQUIPMENT SALES TO NATIONAL
              SEMICONDUCTOR CAUSED BY MENTOR GRAPHICS' INFRINGEMENT


                                                                        Equipment Sales
                                                                        ---------------
                  Q3 `97                                                    $REDACTED
                  Q4 `97                                                     REDACTED
                  Q1 `98                                                     REDACTED
                  Q2 `98                                                     REDACTED
                  Q3 `98                                                     REDACTED
                                                                            ---------
                                                                            $REDACTED
                  70% Margin
                                               Lost Profit                  $REDACTED




                            Exhibit 12, Page 14 of 19

                                    TABLE 15

         QUICKTURN'S LOST PROFIT ON FUTURE MAINTENANCE SALES TO NATIONAL
              SEMICONDUCTOR CAUSED BY MENTOR GRAPHICS' INFRINGEMENT


                                                                  NPV of Maintenance Sales
                                                                  ------------------------
                  Q4 `97                                                   $REDACTED
                  Q1 `98                                                    REDACTED
                  Q2 `98                                                    REDACTED
                  Q3 `98                                                    REDACTED
                  Q4 `98                                                    REDACTED
                  Q1 `99                                                    REDACTED
                  Q2 `99                                                    REDACTED
                  Q3 `99                                                    REDACTED
                  Q4 `99                                                    REDACTED
                  Q1 `00                                                    REDACTED
                  Q2 `00                                                    REDACTED
                  Q3 `00                                                    REDACTED
                  Q4 `00                                                    REDACTED
                                                                            --------
                                                                           $REDACTED
                  70% Margin
                                        NPV of Lost Maintenance Sale       $REDACTED




                            Exhibit 12, Page 15 of 19

                                    TABLE 16

              QUICKTURN'S LOST PROFIT ON FUTURE EQUIPMENT SALES TO
                  BULL CAUSED BY MENTOR GRAPHICS' INFRINGEMENT


                                                                        Equipment Sales
                                                                        ---------------
                  Q1 `97                                                     $REDACTED

                  70% Margin
                                     Lost Profit                             $REDACTED




                            Exhibit 12, Page 16 of 19

                                    TABLE 17

             QUICKTURN'S LOST PROFIT ON FUTURE MAINTENANCE SALES TO
                  BULL CAUSED BY MENTOR GRAPHICS' INFRINGEMENT


                                                                         NPV of Future Maintenance Sales
                                                                         -------------------------------
                  Q2 `97Q4 `97                                                         $REDACTED
                  Q2 `98                                                                REDACTED
                  Q2 `99                                                                REDACTED
                                                                                        --------
                                                                                       $REDACTED
                  70% Margin
                                        NPV of Lost Profit                             $REDACTED



                            Exhibit 12, Page 17 of 19

                                    TABLE 18

                  QUICKTURN'S LOSSES FROM PRICE EROSION CAUSED BY
                          MENTOR GRAPHICS' INFRINGEMENT


                      Expected        Actual                No. of             Domestic             Domestic Price
     Period             Price         Price                  Gates              Share                 Erosion Loss
     ------           --------        ------                -------            --------             ---------------
     Q3 `96             $0.85        REDACTED               REDACTED            REDACTED                $4,415,800
     Q4 `96              0.85        REDACTED               REDACTED            REDACTED                 1,781,300
     Q1 `97              0.85        REDACTED               REDACTED            REDACTED                 2,968,200
     Q2 `97              0.85        REDACTED               REDACTED            REDACTED                   641,600
     Q3 `97              0.83        REDACTED               REDACTED            REDACTED                   930,100
     Q4 `97              0.83        REDACTED               REDACTED            REDACTED                 2,294,200
     Q1 `98              0.83        REDACTED               REDACTED            REDACTED                   510,700
     Q2 `98              0.83        REDACTED               REDACTED            REDACTED                 5,756,500
                                                                                                       -----------

                                                                                 TOTAL:                $19,298,400





                            Exhibit 12, Page 18 of 19

                                    TABLE 19

             QUICKTURN'S LOSSES FROM FUTURE PRICE EROSION CAUSED BY
                          MENTOR GRAPHICS' INFRINGEMENT

                         FIVE YEARS -- DISCOUNT RATE 20%

                LAST FULL ACTUAL YEAR, Q3 `97-Q2 `98: $9,451,500


                                                                  Discount Factor                     NPV
                                                                  ---------------                     ---
      Q3 `98 - Q2 `99                   $9,149,100                    .9129                        $8,352,200
      Q3 `99 - Q2 `00                    8,856,300                    .7607                         6,737,000
      Q3 `00 - Q2 `01                    8,572,900                    .6339                         5,434,400
      Q3 `01 - Q2 `02                    8,298,600                    .5283                         4,384,200
      Q3 `02 - Q2 `03                    8,033,000                    .4402                         3,536,100
                                                                                                 ------------

                                                                                 TOTAL:           $28,443,900







                            Exhibit 12, Page 19 of 19

                                   EXHIBIT 13

  [Line Graph titled "Quickturn's Average Price Per Gate in Years Ending in the
                      Second Quarter, 1995-1998"; REDACTED]




                             Exhibit 13, Page 1 of 1

                          UNITED STATES DISTRICT COURT

                               DISTRICT OF OREGON


MENTOR GRAPHICS CORPORATION                      Civil No. C96-00342-RE
an Oregon corporation,
                                                 CONSOLIDATED CASES
                  Plaintiff,

                  v.

QUICKTURN DESIGN SYSTEMS, INC.
a Delaware corporation,

                  Defendant.

META SYSTEMS, a French
corporation,

                  Plaintiff,

                  v.

QUICKTURN DESIGN SYSTEMS, INC.
a Delaware corporation,

                  Defendant.

                       Expert Report of James Mack Folsom

I.       Qualifications and Experience

         1. My name is James Mack Folsom. I am an economist with almost four decades of experience in analyzing the impact of actions by one firm or a group of firms on the income of other firms. I received my Bachelor of Business Administration Degree with a major in marketing from the University of Georgia in 1953 and did post graduate work at Vanderbilt

                                   Exhibit 14

University where I completed all the requirements for a Ph.D. except for the dissertation. I taught economics and marketing at Duke University from 1959 until 1964.

         2. From 1964 through 1978, I held various positions in the Bureau of Economics at the Federal Trade Commission. Among the positions held were staff economist in the Division of Economic Evidence, assistant to the Director of the Bureau of Economics, Chief of the Division of Economic Evidence, Assistant Director, Deputy Director and Acting Director of the Bureau of Economics.

         3. Since 1978 I have been employed at Glassman-Oliver Economic Consultants, Inc. where I am currently a senior vice president. During my employment at Glassman-Oliver, I have testified either in deposition or at trial in more than 30 matters where damages were an issue. In addition, I have worked on a number of matters involving measurement of damages where I did not testify.

         4. Attached is my resume (Tab A) which includes my educational background, all testimony in the last four years and all publications in the last 10 years. Charges for my time are $300 per hour.

II.      Background and Material Studied

         5. I was retained by Lyon & Lyon, Quickturn's law firm, to perform an economic analysis, for presentation to the International Trade Commission (ITC), of the damage to Quickturn as a result of Mentor Graphics/Meta Systems' (hereinafter "Mentor") infringement of Quickturn's patents, including the calculation of an appropriate bond for Mentor to post to ensure that Quickturn would be made whole if an ITC exclusion order based on a patent violation was granted and to calculate, to the extent possible, the damages to Quickturn as a result of the patent infringement. I have provided both written and oral testimony before the International Trade

                                   Exhibit 14

Commission in related action at the Temporary Exclusion Order (TEO) Hearing and the Permanent Exclusion Order (PEO) Hearing.

         6. As preparation for my analysis in the TEO phase, I reviewed and analyzed publicly available documents on emulation, the depositions of Dragani, Garity, Tarlecki, and Hoteling (Account Managers for Quickturn); Ostby, Cibulski, Moore, Huang, Antle and Lobo (Officers of Quickturn); Kenney, Zafar, Tung and Rhines (Officers of Mentor); and Reblewski (Volume 3 only - President of Meta) and the exhibits to those depositions. I attended the depositions of Mentor's expert, Hoffman, discussed the business with Ostby, Moore and Cibulski, reviewed Quickturn's financial data, attended a sales conference at Quickturn and reviewed sales, financial, marketing and business plans of both Mentor and Quickturn; and attended the TEO Hearings to listen to the oral testimony of both Mentor and Quickturn witnesses who addressed business and economic matters as opposed to technical issues. Subsequent to my testimony, I reviewed the total record developed at the TEO Hearing to help locate record support for Quickturn's proposed findings of fact.

         7. In the PEO phase of the ITC Investigation, I studied Administrative Law Judge Paul J. Luckern's Findings of Fact in his TEO Decision finding a likelihood of patent infringement and granting a TEO, the Commission's Investigative Staff's Pre-Trial Memorandum (4/4/97) and the Commission Opinion on Remedy, the Public Interest, And Bonding, which approved the TEO, and reviewed and analyzed the depositions (including exhibits thereto) of Wally Rhines, Brian Dalio, Callan Carpenter, R. Douglas Norby and Gabriele Pulini; the witness statements of Ostby and Jordan of Quickturn; Meta's Third Quarter 1996 YTD P&L Statement (MG017788 - MG017832); the Meta Business Unit Plan, 1997 (MG018490 - MG018508); information available over Mentor's internet address; publicly

                                   Exhibit 14
available data on Quickturn's 1996 sales and margins and data obtained via telephone from Ray Ostby; discussed Quickturn's business with Ostby and Jordan; and attended the PEO Hearings to hear the live testimony of the business witnesses.

         8. In further preparation for analyzing the damages to Quickturn from Mentor's alleged patent infringement, I reviewed Quickturn's proposed findings of fact for the PEO Hearing, requested data from Mr. Ostby and Mr. Jordan on the impact of Mentor's presence on the prices which Quickturn was able to obtain as compared to the prices which Quickturn would have obtained absent Mentor and on the size of the sales situations where Quickturn lost in competition with Mentor. (Examples of items reviewed are attached as Tab B.)

         III. Types of Damages to Quickturn

         9. The analysis which follows is based on the assumption that the Mentor's emulation system infringes patents owned by Quickturn. This infringement results in harm and damages to Quickturn in, at least, the following ways:

                  a. Quickturn has lost United States sales to Mentor. (See Tab C.) As a result of these lost sales, Quickturn has lost the profit on both the equipment and service which would have accompanied the sale of equipment. The immediate loss suffered by Quickturn is the difference between the revenue which Quickturn would have received from the sale and the variable costs which Quickturn would have incurred in making the sale.

                  b. As a result of the competition from Mentor, Quickturn has been forced to reduce its price to prevent additional loss of sales in the united States. The loss suffered by Quickturn is the difference between the price it would have received without the competition from Mentor and the price it did receive in the situations where it faced competition from Mentor.

                                   Exhibit 14

                  c. In instances where Quickturn loses a sale to Mentor, it also loses the sale of the service which accompanies the sale of emulation equipment. The service sale always covers at least one year and frequently is extended for an additional year or for several years.

                  d. When Quickturn loses a sale to Mentor, the probability that Quickturn will be able to make a sale to that same customer in the future is greatly reduced. Approximately three-fourths of Quickturn's sales are repeat purchases by past customers. Mentor is targeting Quickturn's largest customers which are also Quickturn's repeat customers. This means that the customer who has used Mentor equipment is substantially less likely to favor Quickturn over other competitors than in the situation where the customer has been using Quickturn equipment. In the worst case scenario, the customer who is particularly pleased with the performance of the Mentor emulation system might transfer it overseas if he could not obtain another Mentor emulator in the United States. Thus, this loss of future sales can be substantial.

                  e. A loss of a sale by Quickturn in the United States may also lead to a loss of sales outside the United States. Mentor specifically recognized that making a sale in United States might lead to additional sales outside the United States, e.g., Texas Instruments. (E.g., Pulini Deposition
Exhibit 28 indicates that the TI benchmark in the Dallas territory is being followed by several TI locations outside the U.S., which are looking at "this benchmark as a milestone in their decision making process.)

                  f. Sales officials from Quickturn have been uniform in stating that the presence of Mentor as a competitor has caused potential emulation purchasers to delay their decisions to purchase, thus delaying the receipt of revenue. The delay in the receipt of revenue is important because it may impact on Quickturn's ability to fund research and development for future products or product improvements and because it may impact on the value of Quickturn's

                                   Exhibit 14
stock. Quickturn's expenditure for research and development amounts to about 18 percent of sales and exceed its profits. Since stock incentives are an important part of the compensation of the top Quickturn managers, a reduction in the value of Quickturn's stock increases the probability that Quickturn will lose some of its important managers. Quickturn's stock, and its corresponding price, is also a resource that can be used by Quickturn management in building a relatively small company like Quickturn through acquisition(s). Anything which depresses the price of Quickturn's stock makes acquisitions more expensive.

                  g. The presence of Mentor as a competitor has raised the cost of attempting to sell emulators by making benchmark tests a part of the sales process.

                  h. Mentor's presence in the marketplace for emulators has led to reduced prices to the customers where Mentor competed with Quickturn. That price erosion may extend beyond the immediate equipment sold. Quickturn, even in the instances where it wins the competition, may find it difficult to return to pre-Mentor pricing levels even if Mentor is no longer in the market.

IV.      Measurement of Damages

         10. The damages which are measured herein are limited to those direct damages that are that result from sales of equipment and service which have been lost to Mentor. This restriction means that damages are estimated only for items a and part of c, above. Additionally, a measurement of damages associated with items b and the remainder of c will be furnished. Because of the difficulties of predicting what will happen in the future as well as the effect of certain harms, damages presently cannot be estimated for items d - h.

         11. Damages on Lost Sales. The first item of information required in estimating the damages from lost sales is the dollar volume of those lost sales of both equipment and service.

                                   Exhibit 14

Estimates of the size of the sales contracts for both equipment and one year of service were obtained from Quickturn's management and reflect their judgment of what sales revenues would have been, absent Mentor. Tab C shows that the estimated sales which Quickturn lost to Mentor equaled $5,450,000. The next step is to ascertain what Quickturn's profits above its variable costs would have been on those lost sales. The analysis begins with the calculation of Quickturn's margin over cost of revenue. For 1996, the margin over cost of revenue (cost of goods) was 69 percent as shown in the publicly available financial statement of Quickturn. Cost of revenue, however, includes items which are fixed, i.e., not a function of the number of units sold. For example, the 1996 plan shows: (QM 56911)

         Sales                                         $104,000,000
         Cost of Goods Sold                              32,240,000
         Obsolescence                                     1,365,361
         R&D Allocation                                   1,470,000
         Customer Support Allocation                      1,992,000


The last three items are fixed costs and account for 15 percent of the cost of goods sold and 4.6 percent of sales. Other fixed or largely fixed items include depreciation of the manufacturing facility, property taxes, repair and maintenance, rent and utilities. Quickturn begins by assigning all of these costs to manufacturing and then reallocates them to the other company operations (sales, R&D, etc.) These costs are estimated to represent approximately one percent of sales. Thus, the margin after variable cost of goods sold is approximately 74.5 percent.

         12. To arrive at the margin after all variable costs are considered requires that variable selling costs be subtracted from the margin left after the variable cost of goods sold is subtracted from sales. The variable sales cost is commissions on sales which were planned to be

                                   Exhibit 14

REDACTED percent of sales in 1996. (QM 56915) Subtracting these costs from the margin over variable manufacturing costs results in a margin of 70 percent which is the percentage lost that Quickturn suffers from each sale of equipment and service that Mentor won from them. The dollar loss is 70 percent of the sales loss of $5,450,000 shown in Tab C, or $3,815,000.

         13. Damages From Price Erosion. Quickturn's loss because it had to accept a lower price in United States situations where it faced competition from Mentor than the prices it received in situations where Mentor was not a competitor is estimated by examining the discounts which Quickturn had to offer to complete the sale where Mentor was a competitor as compared to the discounts where Mentor was not a competitor. In the TEO hearings, the evidence presented showed that the average discount where Mentor was a competitor was 50 percent off list as compared to an average of 25 percent off list where Mentor was not a competitor but other sellers were. (Administrative Law Judge Luckern's Finding of Fact No. 336) Judge Luckern also found that in situations where Quickturn faced competition from Mentor/Meta the average discount from list was 40 percent as compared to 10 to 20 percent average where Mentor/Meta was not a competitor - and concluded that the average difference was about 25 percent. (Commission Opinion, page 18) Both approaches demonstrate that Quickturn's offered price where Mentor is a competitor is less than its offered price where Mentor is not a competitor. To determine whether this continues to be the appropriate measure of price erosion caused by the presence of Mentor in the accounts requires an analysis of information available only from Mentor on Mentor's pricing activity which has not yet been furnished. Without this, it is not possible to determine whether the additional discounts offered by Quickturn are the result of the presence of Mentor or are the result of the presence of some other competitor. When information on Mentor's pricing activity is received, the analysis

                                   Exhibit 14
of price erosion caused by Mentor's presence will be completed and an estimate of Quickturn's losses from price erosion will be calculated.

         14. Quickturn's short run loss profits on lost sales and service are, as indicated above, $3,815,000. In addition, Quickturn suffered a loss of income which it would have received from the lost profits if it had received them at the proper time. This simply recognizes that money received earlier is more valuable than money received later, because investment income can be earned with the money received earlier. Quickturn's income from its investments, which averaged $32,811,000 in 1996, was $1,785,000 or 5.4 percent. This is comparable to the rate on one year T bills which was 5.25 percent on February 29, 1996. A conservative time period of 18 months has been assumed (although the sale to Bull (AZ) was made more than 18 months ago) and has been divided by two to allow for the fact that the income flow was over time. With a 5.2 percent interest and a nine month period, Quickturn's lost interest income amounts to $149,000. The total short run loss to Quickturn from lost sales is $3,815,000 + $149,000 = $3,964,000.

         V. Reasonable Royalty

         15. I have examined the question as to what would be a reasonable royalty for Mentor to pay Quickturn if Mentor is allowed to continue to sell emulators which, without a license, would violate Quickturn's patents. The analysis is based upon the guidelines provided by the court in the Georgia Pacific v. United States Plywood case (318 F. Supp. 1116). A brief discussion of the 15 factors mentioned by the court follows:

                  a. The royalty received by the patentee for the licensing of the patent in question. Quickturn has not licensed any party to use the patents in question. Quickturn has not licensed any party to use the patents in question.

                                   Exhibit 14

                  b. The rates paid by the licensee for the use of other patents comparable to the patents in question. No information was available to demonstrate that the licensee had any comparable patents.

                  c. The nature and scope of the license. It is assumed that Mentor would not have been limited geographically since they were attempting to sell emulation systems all over the world and that Quickturn would not have considered licensing any other firm to use the patents in question.

                  d. The licensor's established policy and marketing program to maintain his patent monopoly. The available evidence does not demonstrate any willingness on the part of Quickturn to license its patents to any party.

                  e. The commercial relationship between the licensor and licensee. Quickturn and mentor are direct competitors throughout the world in the sale of emulation equipment and service.

                  f. The effect of selling the patented item in promoting sales of other products of the licensee and the existing value of the invention to the licensor as a generator of sales of his nonpatented items. Both Quickturn and Mentor will make a service sale in connection with each emulator sold. The service sale will be equal to 10 to 15 percent of the value of the emulator. In addition, Mentor views its emulation product as allowing it to offer a complete service to designers of application specific integrated circuits and its documents indicate an expectation of additional sales because of its emulation line. Over ninety percent (90%) of Quickturn's revenues are a direct result of the sale of emulation systems and service which contain the patented technology. That patented technology is the key to Quickturn's business operations.

                                   Exhibit 14

                  g. The duration of the patent and the term of the license. There are approximately 8 years left in the patent life and it is assumed that mentor would want a license for the remaining life of the patents.

                  h. The established profitability of the product made under the patent; its commercial success; and its current popularity. The product has become profitable for Quickturn in recent years, specifically since about 1994. Quickturn's before tax profit on marginal sales in 1996 was 41 percent if Quickturn had held research and development expense constant at its 1995 level. This profit would have been even higher except for the presence of Mentor as a competitor. Emulation has recently become a growing commercial success and it is probable that designers of large ASIC's and other computer chips will continue to use or begin, to use emulation in future design efforts.

                  i. The utility and advantages of the patent property over old modes or devices, if any, that had been used for working out similar results. Large ASIC's were designed before there was emulation by having the chip manufactured and then testing. However, the fact that designers of these large ASIC's are now willing to pay hundreds of thousands or even millions of dollars for access to emulation indicates that the product is considered highly desirable. In certain designs (e.g., gate size in excess of 100,000 gates) hardware emulation appears to be the most beneficial method of development.

                  j. The nature of the patented invention; the character of the commercial embodiment of it as owned and produced by the licensor; and the benefits to those who have used the invention. The patents provide the basis to allow field programmable gate arrays to communicate with one another in order to emulate (copy) an ASIC. This is embodied in a piece of equipment called an emulator. In 1995, Quickturn's two largest customers in the U.S.

                                   Exhibit 14
purchased in excess of REDACTED million dollars ($REDACTED million) each of emulation equipment and the accompanying service - indicating that customers place a high value on the equipment.

                  k. The extent to which the infringer has made use of the invention; and any evidence probative of the value of that use. Mentor has been using the invention in its emulators which it has sold or offered for sale in the United States. Mentor's documents show that its intent is to become the largest seller of emulation equipment, displacing Quickturn from the position which it now occupies. Mentor's documents also show Mentor's integration (i.e., bundling) of emulation with other products so as to increase sales of its software products.

                  l. The portion of the profit or of the selling price that may be customary in the particular business or in comparable businesses to allow for the use of the invention or analogous inventions.
No analogous inventions are known.

                  m. The portion of the realizable profit that should be credited to the invention as distinguished from non-patented elements, etc. Without the invention, Mentor would have no product to sell and thus would also not be able to sell the service associated with its emulator. It is my opinion that 100 percent of the realizable profit should be credited to the inventions of the Quickturn patents.

                  n. The opinion testimony of qualified experts. The expert preparing this report did not have any testimony from other experts.

                  o. What a willing buyer and a willing seller would have agreed upon. Given that Quickturn's fortunes depend solely on its ability to sell emulators, that Mentor had additional contacts with customers because it sold an array of products and services far beyond emulators, that Mentor claimed that its emulator was better, than that of Quickturn - particularly

                                   Exhibit 14
with respect to speed, and that Mentor had financial resources far in excess of Quickturn, it is unlikely that Quickturn would have been a willing licensor of the patents in questions. More likely, Quickturn would have felt that it would lose any competitive battle with Mentor over the longer run, given Mentor's superior monetary and sales resources.

         16. When one considers all the factors, it seems obvious that Quickturn would at least want the marginal profit which it would make from selling emulation equipment and service. The increase in sales can be obtained by subtracting 1995 sales from 1996 sales ($104,370,000 - $81,800,000 = $22,570,
000). The increase in profit can be obtained by subtracting net income before taxes in 1995 from net income in 1996 ($18,054,000 - $12,471,000 = $5,583,000).
In addition to this lost profit, Quickturn would also lose $3,684,000 of research and development - the increase in research and development expenditure from 1995 to 1996. Thus, the total lost to Quickturn would have been $9,267,000 on sales of $22,570,000. The marginal profit rate with the additional competition from Mentor was 41 percent of sales in 1996 ($9,267,000 an a percent of $22,570,000). In addition, Quickturn's profits would have been higher on its actual sales except for the price erosion caused by Mentor's presence as a competitor. Once discovery is complete and an estimate of Quickturn's losses from price erosion can be made, it will be possible to calculate the marginal profit rate Quickturn would have made, absent price erosion. Since this will be higher than 41 percent, it seems certain that Quickturn would not be a willing licensor for less than the 41 percent of Mentor's sales of emulation equipment and service in the United States. In fact, it is reasonably certain that Quickturn would not agree to license the patent unless it was paid a royalty equal to the profit which it would have made on marginal sales if Mentor had not been a competitor since Quickturn had the capacity to fill the market needs.

                                   Exhibit 14

         17. In fact, the 41% royalty takes into account only the profit which Quickturn loses on its marginal sales. It does not consider the price erosion which occurs because of the presence of Mentor as a competitor and which reduces Quickturn's profit on the sales which it does make. This is particularly important because the price erosion is likely to expand as Mentor grows.

         18. One should note that I have eliminated the additional expenditure for R&D by Quickturn in calculating the marginal profit for 1996. This is appropriate in determining a reasonable royalty because Quickturn hopes to gain in the future from the current expenditure on R&D. An alternative approach would have been to calculate the profit counting R&D as a cost and then to add the R&D expenditure which Quickturn lost because of Mentor being a licensee to the profit lost. The results should be the same and are what one would expect Quickturn to demand if it agreed to license its patents.

         19. I also note that during the TEO phase of the ITC Investigation, the Commission set a bond of 43% of the entered value of the Meta emulation system. The 43% was calculated based upon the price erosion when Mentor/Meta was present in an account (25%), plus 18%, which represents Quickturn's lost R&D investment from the lost marginal sales. This supports my determination of a 41% reasonable royalty. However, this has not been an effective deterrent and Quickturn has filed a motion to increase the bond to 106 percent. This motion has been supported by the ITC staff, who have sought to increase the bond to 180 percent.

         20. As noted above, damage discovery is not yet complete in this matter in that Mentor has not provided complete disclosure of its recent sales and pricing activity and its importation and domestic manufacturing activity. This has prevented an estimate being made of Quickturn's damages from price erosion. In addition, Quickturn may make additional sales where price erosion is factor because Mentor is a competitor between the date of this report and

                                   Exhibit 14
the trial. Mentor may also make additional sales during that same time period. Thus, the above calculations on lost sales and price erosion are subject to upward revision, based upon newly discovered information from Mentor. Finally, an estimate will be made of the damages to Quickturn from price erosion once discovery is complete.





                              /s/ James Mack Folsom
                              ----------------------
                              James Mack Folsom

                                   Exhibit 14

QUOTATIONS & SALES ORDERS PRINTED FROM DATABASE IN WILSONVILLE


                                                       Date of                              Quoted
Customer                                                Quote            Quote #            Amount              Sale?
--------                                                -----            -------            ------              -----
Integrated Device Technology (Santa Clara)             2/12/96            57231            $1,560,886      N
UB Networks       (Andover, MA)                         3/4/96            57695              $580,268      Y-65183
                                                       7/18/96            60109                $8,900      Y-67291
                                                       8/19/96            60749               $17,900      Y-67290
                  (as Newbridge Networks)              6/19/97            4302                $66,537      N
Newbridge Networks (Kanata, Ontario)                   6/19/97            4300                $97,686      N
Radix                                                  4/26/96            58745            $1,032,874      N
                                                       5/13/96            59051              $885,939      Y-65528
                                                       5/14/96            59062              $250,042      N
                                                       5/28/96            59316                    $0      N
                                                       7/25/97            5302             $7,627,200      N
                                                       7/25/97            5305               $247,328      N
Motorola (Austin)                                      4/30/96            58806              $499,415      N
                  (Austin)                             12/26/96           63652              $158,466      Y-68909 (lease)
                  (Austin)                             3/18/97            65075              $590,000      N
                  (Austin)                             4/22/96            65662              $100,000      N
                  (Austin)                             7/18/97            5166                $30,000      N
                  (Boynton Beach, FL)                  7/23/96            60244              $392,696      N
                  (Boynton Beach, FL)                  7/23/96           603267              $570,760      N
                  (Boynton Beach, FL)                  7/23/96            60244              $293,696      N
                  (Plantation, FL)                     1/30/97            64094            $1,880,330      N
                  (Plantation, FL)                     3/10/97            64846              $230,000      N
                  (Plantation, FL)                     3/10/97            64847              $237,865      N
                  (Plantation, FL)                     3/24/97            65192              $237,865      N
                  (Plantation, FL)                     4/28/97            65682              $280,000      N
Chipcom Corp. (Southborough, MA)                       7/12/96            59210            $1,401,953      N
Digital Equipment Corp.       (Hudson, MA)             6/20/96            59225            $1,246,632      N
                              (Littleton, MA)          6/19/96            59685              $765,113      N
                              (Littleton, MA)          6/19/96            59692              $317,351      N
AT&T (Holmdel, NJ)                                      6/6/96            59447              $378,200      N
Lucent Technologies           (Piscataway, NJ)         8/23/96            60908              $265,415      N
                              (Naperville, IL)         11/27/96           63054              $609,711      N
Hughes Aircraft Co.           (Los Angeles, CA)        9/19/96            61428            $4,631,125      N
                                                       9/20/96            61450            $3,093,750      N
National Semiconductor        (Santa Clara)            11/1/96            62344              $498,648      Y-69314 ($590,952.72)
Cardiac Pacemakers            (St. Paul, MN)           2/18/97            64439              $129,010      N
Hughes Missile Systems        (Tucson, AZ)              4/9/97            65508                    ??      N
Ericsson (RTP,NC)                                      4/24/97            65667              $374,870      N
                                                       4/24/97            65668              $210,000      N
Advanced Micro Devices        (Austin, TX)             5/19/97            65788              $598,500      N
                                                       5/19/97            3275               $506,818      N
Adaptec (Milpitas, CA)                                  5/5/97            2942                   $870      N(error)
                                                        7/2/97            4864               $462,896      N
Newbridge Networks            (Kanata, Ontario)        6/19/97            4300                $97,686      N
Myotronx (Torrance, CA)                                6/25/97            4540               $213,000      N
                                                       6/25/97            4542               $182,198      N
                                                       6/25/97            4565               $271,225      N


                             Exhibit 15, Page 1 of 2

New Customer (unknown)                                 6/26/97            4608               $635,525      N
New Customer (unknown)                                  7/2/97            4863               $817,290      N


                             Exhibit 15, Page 2 of 2

As you may know, Quickturn Design Systems has made three announcements on January 27, 1997. The Accelerated Verification business unit's position on these announcements follows.

SpeedSim Merger

Recently, Quickturn announced a merger with SpeedSim, a cycle-based simulator provider. This merger is a clear indicator that Quickturn is feeling pressure to offer a more comprehensive verification environment. In fact, a quote from the release states "Quickturn is changing from being an emulation company to being a design verification company." The SpeedSim acquisition is a very limited step in the right direction of providing a more comprehensive verification solution. Quickturn has clearly fallen behind in the technology required to build a comprehensive system verification solution. The company is playing catch up, but an acquired cycle-based simulator coupled with limited emulation technology is not a complete verification environment! Although SpeedSim has solid technology for rapid verification, it is really limited to large scale synchronous circuits normally found in large microprocessor design houses. This technology has not been successfully deployed in the traditional system, board or ASIC design flows normally found in telecom and datacom applications.

CoBALT-OEM arrangement with IBM

In yet another attempt to fill their technology gaps, Quickturn signed an exclusive OEM agreement with IBM to offer an alternative to the company's existing commercial FPGA-based systems. Quickturn is providing only software in this arrangement while all the hardware will be supplied by IBM. Since IBM's main business is still heavily related to the high-end computer market, it seems very questionable that IBM would want to sell verification products to their chief competitors. How long will it last? How responsive will IBM be to problems?

CoBALT (Concurrent Broadcast Array Logic Technology) is limited to synchronous designs that lend themselves to a cycle-based verification methodology and thus will only appeal to high-performance CPU customers. It is based on a custom chip designed by IBM in their 0.25 micron semiconductor process and is part of the compiled-code logic emulation family with time multiplexed logic and interconnect. Large synchronous designs are not very common, a fact that has historically stood in the way of the broader adoption of the CoBALT technology. This puts Quickturn into the position of having two incompatible solutions with significant weaknesses. System Realizer is versatile but has slow design iteration times, and CoBALT offers higher performance but places significant constraints on design methodology.

Mentor's SimExpress actually offers customers the best of both technologies. SimExpress has compile times and debug capabilities that are found in the CoBALT product, while allowing the design flexibility and ICE capability of Quickturn's System Realizer family of products.

SimExpress is based on a custom emulation chip and architecture, and with links to Seamless and QuickHDL, we already offer our customers unsurpassed early hardware and software debug, in-circuit verification for final integration and validation, as well as intellectual property support.

                             Exhibit 16, Page 1 of 2

Q/Bridge Software Tool

Q/Bridge is an interface for co-simulation. Q/Bridge is designed to enable third-party vendors of electronic design automation tools to easily create co-simulation interfaces between their products and Quickturn's Quest emulation software environment. While we welcome creation of public interfaces that facilitate improved overall verification solutions for the end user, some skepticism about co-simulation performance is in order. Traditional hardware emulators are very inefficient with co-simulation applications because the start/stop operation consumes huge amounts of time relative to that of emulation. SimExpress has been specifically optimized for co-simulation. Special high-speed interface circuitry gets around traditional data transfer and synchronization penalties, thus enabling fast co-simulation performance.

Clearly SimExpress offers the only complete solution for our customers, helping them bridge the productivity gap between silicon availability and system verification. We offer a custom emulation architecture, which is the backbone of a comprehensive accelerated verification methodology. SimExpress is the only solution that offers:

                      hardware and software co-verification
                     RTL (VHDL and Verilog-XL) acceleration
                   intellectual property support for emulation
      in-circuit verification for final system integration and validation.

Truly-ACCELERATED VERIFICATION WITHOUT COMPROMISE!

As always, your comments are welcome. Happy Selling! Gabriele Pulini, Meta Systems Director of Marketing Ext. 5232; John Ott, Accelerated Verification SBU Director of Marketing-Ext. 1706.





                             Exhibit 16, Page 2 of 2

                                   EXHIBIT 17

 [Customer Quotation for Digital Equipment Corporation; Exhibit 17, Page 1 of 2]

 [Customer Quotation for Digital Equipment Corporation; Exhibit 17, Page 2 of 2]



                             Exhibit 17, Page 1 of 1

                                   EXHIBIT 18

                  [Order, UB Networks; Exhibit 18, Page 1 of 2]

                  [Order, UB Networks; Exhibit 18, Page 2 of 2]



                             Exhibit 18, Page 1 of 1

                                PROOF OF SERVICE

                  I am employed in the County of Los Angeles, State of California. I am over the age of 18 and not a party to the within action. My business address is 633 West Fifth Street, Suite 4700, Los Angeles, California 90071-2066.

                  On October 05, 1998, I served the foregoing document described as INTERIM SUPPLEMENTAL EXPERT REPORT OF JAMES MACK FOLSOM on each interested party, as follows:

Sanjay Bhandari, Esq.                         Craig Allison, Esq.
LATHAM & WATKINS                              BROBECK, PHLEGER & HARRISON LLP
75 Willow Road                                2200 Geng Road
Menlo Park, CA 94025                          Palo Alto, CA 94303

              (BY HAND DELIVERY - FEDERAL EXPRESS) I caused each such envelope to be delivered by hand to the offices of the above addressee(s).

Sanjay Bhandari, Esq.
LATHAM & WATKINS
75 Willow Road
Menlo Park, CA 94025

              (BY FACSIMILE) I served a true copy of the foregoing document on each interested party as set forth above via facsimile ((650) 463-2600).

Executed on October 05, 1998, at Los Angeles, California. I declare under penalty of perjury that the foregoing is true and correct.


Elaine Chacon Acuna                                  /s/ Elaine Chacon Acuna
-------------------------------------                --------------------------
             (Name)